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EXHIBIT 99.1


                          JEFFERSON BANCSHARES REPORTS
                         QUARTERLY AND YEAR END EARNINGS

Morristown, Tennessee -- (July 29, 2004) - Jefferson Bancshares, Inc. (Nasdaq:
JFBI), the holding company for Jefferson Federal Bank, today reported an 18.0% increase in net income for the three months ended June 30, 2004 compared to the same period in 2003. Net income was $979,000, or $0.13 per diluted share, for the quarter ended June 30, 2004 compared to $830,000, or $0.10 per diluted share, for the quarter ended June 30, 2003. For the year ended June 30, 2004, the Company recorded net income of $1.4 million, or $0.18 per diluted share, compared to net income of $3.6 million, or $0.45 per diluted share, for the year ended June 30, 2003. The decrease in net income for fiscal 2004 was primarily due to the nonrecurring expense associated with the $4.0 million contribution to the Jefferson Federal Charitable Foundation. On July 1, 2003, Jefferson Federal Bank completed its conversion from the mutual holding company structure to the stock holding company structure. As part of the conversion, Jefferson Bancshares also formed the Jefferson Federal Charitable Foundation, which was funded with $250,000 and 375,000 shares of Jefferson Bancshares common stock. This stock and cash contribution was recorded as an expense of $4.0 million, or approximately $2.5 million after income taxes.

Net interest income for fiscal 2004 increased $550,000, or 5.1%, to $11.3 million compared to $10.7 million for fiscal 2003. Due to continuing improvements in asset quality, there was no provision for loan losses for fiscal 2004 compared to $787,000 for fiscal 2003. Interest income decreased $1.2 million, or 6.9%, to $16.1 million for 2004 due to lower market interest rates and changes in the volume and composition of interest-earning assets. The average yield on interest earning assets declined 123 basis points to 5.36% for 2004. Interest expense decreased $1.7 million, or 26.7%, to $4.8 million for the year due to a decline in the average balance of deposits and a decline in the average rate paid. The average rate paid on deposits declined 65 basis points to 2.26%. The decline in the average rate paid was the result of lower market rates and changes in the deposit mix. For the three month period ended June 30, 2004, net interest income increased $167,000, or 6.3%, to $2.8 million compared to $2.6 million for the three month period ended June 30, 2003.

Noninterest expense totaled $10.3 million for fiscal 2004 compared to $5.3 million for fiscal 2003. The $5.0 million increase was primarily attributable to the nonrecurring expense associated with the $4.0 million contribution to the Jefferson Federal Charitable Foundation and to expenses associated with the Employee Stock Ownership Plan and the Stock Based Incentive Plan. Noninterest expense increased $136,000, or 9.7%, to $1.5 million for the three month period ended June 30, 2004, primarily due to expenses associated with the Employee Stock Ownership Plan and the Stock Based Incentive Plan.

Nonperforming assets totaled $1.6 million, or 0.54% of total assets at June 30, 2004, compared to $3.0 million, or 0.82% of total assets at June 30, 2003. The allowance for loan losses was $2.5 million, or 1.31% of gross loans at June 30, 2004 compared to $2.8 million, or 1.54% of gross loans at June 30, 2003. Net charge-offs for 2004 amounted to $362,000 compared to $642,000 for 2003.


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Total assets at June 30, 2004 were $305.5 million compared to $363.6 million at
June 30, 2003. At June 30, 2003, orders received in the subscription and community offering totaled in excess of $105.0 million. Approximately $39.1 million of unfilled orders were returned to subscribers in the following quarter. Net loans increased $6.6 million, or 3.7%, to $186.6 million at June 30, 2004, compared to $180.0 million at June 30, 2003. Investment securities increased $18.6 million, or 24.4%, to $95.0 million at June 30, 2004, compared to $76.4 million at June 30, 2003. The increase in investment securities is due primarily to the investment of conversion proceeds and the reinvestment of proceeds from called securities.

Total equity increased by $56.8 million to $93.4 million at June 30, 2004 due primarily to $64.5 million in net proceeds from the conversion. Retained earnings decreased $335,000 to $32.3 million at June 30, 2004 due to the expense recognition of our contribution to the Jefferson Federal Charitable Foundation and the payment of dividends to shareholders.

 Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a federally chartered stock thrift institution headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services within its local communities through its main office and two drive through facilities in Morristown. More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website: www.jeffersonfederal.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes", "expects", "anticipates", "estimates", or similar expressions. Such forward-looking statements and all other statements that are not historic facts, are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, and changes in the quality or composition of the Company's loan or investment portfolios. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated, or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Specific factors that could cause future results to vary from current management expectations may be detailed, from time to time in the Company's filings with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov.
           -----------

Contacts:
Jefferson Bancshares, Inc.
Anderson L. Smith 423-586-8421
Jane P. Hutton 423-586-8421



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
                                                              JEFFERSON BANCSHARES, INC.

                                                               AT                 AT
                                                         JUNE 30, 2004       JUNE 30, 2003
                                                      --------------------  -----------------
FINANCIAL CONDITION DATA:
Total assets                                                   $ 305,474          $ 363,602
Loans receivable, net                                            186,601            180,010
Cash and cash equivalents, and
    interest-bearing deposits                                      6,411             96,543
Investment securities                                             95,005             76,400
Deposits                                                         204,933            324,247
Borrowings                                                         6,000              2,000
Stockholders' equity                                           $  93,383          $  36,625


                                                           THREE MONTHS ENDED JUNE 30,                    YEAR ENDED JUNE 30,
                                                            2004                 2003                2004                 2003
                                                     --------------------  -----------------   ------------------   ----------------
OPERATING DATA:
Interest income                                           $       3,866         $    4,093         $     16,067        $     17,259
Interest expense                                                  1,053              1,447                4,776               6,518
Net interest income                                               2,813              2,646               11,291              10,741
Provision for loan losses                                             -                  -                    -                 787
Net interest income after
   provision for loan losses                                      2,813              2,646               11,291               9,954
Noninterest income                                                  316                218                1,067                 979
Noninterest expense                                               1,533              1,397               10,265               5,273
Earnings before income taxes                                      1,596              1,467                2,093               5,660
Total income taxes                                                  617                637                  706               2,068
Net earnings                                              $         979         $      830         $      1,387        $      3,592


PER SHARE DATA:
Earnings per share, basic                                 $        0.13         $     0.10*        $       0.18        $       0.45*
Earnings per share, diluted                               $        0.13         $     0.10*        $       0.18        $       0.45*
Dividends per share                                       $        0.09         $     0.08*        $       0.21        $       0.16*

*   Per share amounts have been adjusted to reflect the exchange of shares in the conversion

                                                               YEAR ENDED JUNE 30,
                                                            2004                 2003
                                                     --------------------  -----------------
ALLOWANCE FOR LOAN LOSSES:
Allowance at beginning of period                          $        2,841       $      2,696
Provision for loan losses                                              -                787
Recoveries                                                           263                435
Charge-offs                                                         (625)            (1,077)
                                                     --------------------  -----------------
Net charge-offs                                                     (362)              (642)
                                                     --------------------  -----------------
Allowance at end of period                                $        2,479       $      2,841
                                                     ====================  =================

Net charge-offs to average outstanding
    loans during the period                                         0.19%              0.34%


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
                                                             AT                   AT
                                                        JUNE 30, 2004       JUNE 30, 2003
                                                     --------------------  -----------------
NONPERFORMING ASSETS:
Nonaccrual loans:
    Real Estate                                       $            1,027    $         1,739
    Commercial business                                               35                  -
    Consumer                                                          21                 17
                                                     --------------------  -----------------
       Total                                                       1,083              1,756
                                                     --------------------  -----------------
Real estate owned                                                    552              1,227
Other nonperforming assets                                             -                 16
                                                     --------------------  -----------------

Total nonperforming assets                            $            1,635    $         2,999
                                                     ====================  =================

                                                         YEAR ENDED           YEAR ENDED
                                                        JUNE 30, 2004       JUNE 30, 2003
                                                     --------------------  -----------------

PERFORMANCE RATIOS:
Return on average assets                                           0.44%              1.32%
Return on average equity                                           1.46%             10.25%
Interest rate spread                                               3.08%              3.66%
Net interest margin                                                3.76%              4.10%
Efficiency ratio                                                  83.21%             45.30%
Efficiency ratio (excludes $4.0 million
     contribution to the Charitable Foundation                    50.78%             45.30%
Average interest-earning assets to
    average interest-bearing liabilities                         143.13%            117.67%

ASSET QUALITY RATIOS:
Allowance for loan losses as a
    percent of total gross loans                                   1.31%              1.54%
Allowance for loan losses as a
    percent of nonperforming loans                               228.90%            161.79%
Nonperforming loans as a percent
    of total loans                                                 0.58%              0.95%
Nonperforming assets as as percent
    of total assets                                                0.54%              0.82%

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